SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No.  )


                        ARIZONA PUBLIC SERVICE COMPANY
                               (Name of Issuer)


                   $1.8125 Cumulative Preferred Stock Series W
                         (Title of Class of Securities)


                                   040555-78-1
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages(s))

                                  SCHEDULE 13G

CUSIP NO.   040555-78-1

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1)   Name of Reporting Person           Smith Barney Inc.
     S.S. or I.R.S Identification       13-1912900
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

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Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             163,715
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        163,715

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      163,715

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     5.5%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 BD
     (See Instructions)

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                                  SCHEDULE 13G

CUSIP NO.   040555-78-1

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1)   Name of Reporting Person           Smith Barney Holdings Inc.
     S.S. or I.R.S Identification       06-1274088
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             163,715
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        163,715

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      163,715

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     5.5%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 CO
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   040555-78-1

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1)   Name of Reporting Person             The Travelers Indemnity Company
     S.S. or I.R.S Identification         06-0566050
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

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Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             265,714
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        265,714

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      265,714

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.9%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   040555-78-1

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1)   Name of Reporting Person             The Travelers Insurance Group, Inc.
     S.S. or I.R.S Identification         06-1008174
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             265,714
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        265,714

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      265,714

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.9%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   040555-78-1

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1)   Name of Reporting Person             PFS Services, Inc.
     S.S. or I.R.S Identification         58-1708749
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                                Georgia

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             265,714
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        265,714

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      265,714

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.9%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   040555-78-1

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1)   Name of Reporting Person             Associated Madison Companies, Inc.
     S.S. or I.R.S Identification         13-3140258
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             265,714
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        265,714

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      265,714

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.9%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   040555-78-1

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1)   Name of Reporting Person             Travelers Group, Inc.
     S.S. or I.R.S Identification         52-1568099
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             429,429
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        429,429

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      429,429

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    14.3%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

     Arizona Public Service Company


Item 1(b) Address of Issuer's Principal Executive Offices:

     400 North Fifth Street
     P.O. Box 53999
     Phoenix, AZ 85072-3999


Item 2(a) Names of Persons Filing:

     Smith Barney Inc. ("SBI")

     Smith Barney Holdings Inc. ("SB Holdings")

     The Travelers Indemnity Company ("Indemnity")

     The Travelers Insurance Group, Inc. ("Group")

     PFS Services, Inc. ("PFS")

     Associated Madison Companies, Inc. ("AMAD")

     Travelers Group Inc. ("TRV")


Item 2(b) Address of Principal Business Office or, if none, Residence:

     The address of the principal business office of each of Indemnity and Group is:

     One Tower Square
     Hartford, Connecticut 06183

     The address of the principal business office of PFS is:

     3120 Breckinridge Blvd.
     Duluth, Georgia 30199-0001

     The address of the principal business office of each of SBI, SB Holdings, AMAD and TRV is:

     388 Greenwich Street
     New York, New York  10013


Item 2(c) Citizenship:

     PFS is a Georgia corporation.

     Indemnity and Group are Connecticut corporations.

     SBI, SB Holdings, AMAD and TRV are Delaware corporations.


Item 2(d) Title of Class of Securities:

     $1.8125 Cumulative Preferred Stock Series W

Item 2(e) CUSIP Number:

     040555-78-1


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)    [ x ]   Broker or Dealer registered under Sec. 15 of the Act

       (b)    [   ]   Bank as defined in Sec. 3(a)(6) of the Act

       (c)    [ x ]   Insurance Company as defined in Sec. 3(a)(19) of the Act

       (d)    [   ]   Investment Company registered under Sec. 8 of the
                      Investment Company Act

       (e)    [   ]   Investment Adviser registered under Sec. 203 of the
                      Investment Advisers Act of 1940

       (f)    [   ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see
                      Sec. 240.13d-1(b)(1)(ii)(F)

       (g)    [ x ]   Parent Holding Company, in accordance with Sec. 240.13d-
                      1(b)(ii)(G)  (Note: See Item 7)

       (h)    [   ]   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)


Item 4. Ownership (as of November 30, 1995)

       (a)  Amount Beneficially Owned:  See Item 9 of cover pages

       (b)  Percent of Class:  See Item 11 of cover pages

       (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

          (ii)  shared power to vote or to direct the vote

          (iii)  sole power to dispose or to direct the disposition of

          (iv)  shared power to dispose or to direct the disposition of

       See Items 5-8 of cover pages

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
     than five percent of the class of securities, check the following [   ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     SB Holdings is the sole common stockholder of SBI; Group is the sole stockholder of Indemnity; PFS is the sole stockholder of Group; AMAD is the sole stockholder of PFS; and TRV is the sole stockholder of SB Holdings and AMAD.


Item 8.  Identification and Classification of Members of the Group

     Not Applicable.


Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 8, 1995

                      SMITH BARNEY INC.

                      By: /s/ Howard M. Darmstadter
                         --------------------------------------------
                         Name:   Howard M. Darmstadter
                         Title:  Assistant Secretary


                      SMITH BARNEY HOLDINGS INC.

                      By: /s/ Howard M. Darmstadter
                         --------------------------------------------
                         Name:   Howard M. Darmstadter
                         Title:  Assistant Secretary


                      THE TRAVELERS INDEMNITY COMPANY

                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:   Charles J. Gallo, Jr.
                         Title:  Assistant Controller


                      THE TRAVELERS INSURANCE GROUP, INC.

                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:   Charles J. Gallo, Jr.
                         Title:  Assistant Controller

                      PFS SERVICES, INC.

                      By: /s/ Mary Barnes Jenkins
                         --------------------------------------------
                         Name:   Mary Barnes Jenkins
                         Title:  Assistant Secretary


                      ASSOCIATED MADISON COMPANIES, INC.

                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:   Charles J. Gallo, Jr.
                         Title:  Assistant Controller


                      TRAVELERS GROUP INC.

                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:   Charles J. Gallo, Jr.
                         Title:  Assistant Controller

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among SBI, SB Holdings, Indemnity, Group, PFS, AMAD and TRV as to joint filing of Schedule 13G